Exhibit 5.1

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

September 13, 2017

Virginia Electric and Power Company

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Virginia Electric and Power Company, a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-219085) (the “Original Registration Statement”) and Post-Effective Amendment No.1 thereto (“Post-Effective Amendment No. 1” and, collectively with the Original Registration Statement, the “Registration Statement”), which were filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including Senior Debt Securities, and (ii) the issuance by the Company of (A) up to $550,000,000 aggregate principal amount of the Company’s 2017 Series B 3.80% Senior Notes due 2047 (the “Series B Notes”) and (B) up to $200,000,000 aggregate principal amount of the Company’s 2013 Series C 2.75% Senior Notes due 2023 (the “Series C Notes” and, collectively with the Series B Notes, the “Notes”), each as described in the Company’s Prospectus, dated September 11, 2017 (the “Prospectus”) and Prospectus Supplement, dated September 11, 2017 (the “Prospectus Supplement”). The Original Registration Statement and Post-Effective Amendment No. 1 thereto became effective on June 30, 2017 and September 11, 2017, respectively. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Notes, which are Senior Debt Securities for purposes of the Registration Statement, are, (i) in the case of the Series B Notes, being issued under an indenture dated as of September 1, 2017 (the “2017 Senior Indenture”), among the Company and U.S. Bank National Association, as trustee (in such capacity, the “2017 Trustee”), as supplemented by the First Supplemental Indenture dated as of September 1, 2017 (the “First Supplemental Indenture”) by and between the Company and the 2017 Trustee and, (ii) in the case of the Series C Notes, being issued under an indenture dated as of June 1, 1998 (the “1998 Senior Indenture”), between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (in such capacity, the “1998 Trustee”), as supplemented and amended by the Nineteenth Supplemental and Amending Indenture dated as of November 1, 2008 (the “Nineteenth Supplemental and Amending Indenture”), by and among the Company, the 1998 Trustee and U.S. Bank National Association, as series trustee (in such capacity, the “Series Trustee”), and as further supplemented by the Twenty-Fifth Supplemental Indenture dated as of March 1, 2013 (the “Twenty-Fifth Supplemental Indenture”) by and between the Company and the Series Trustee. The Notes are being offered to the public in accordance with an Underwriting Agreement, dated September 11, 2017 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indentures (as defined below), as applicable.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Prospectus Supplement;

(d)	the 2017 Senior Indenture;

(e)	the First Supplemental Indenture;

(f)	the global security (No. R-1) dated the date hereof registered in the name of Cede & Co. evidencing $500,000,000 principal amount of the Series B Notes (“Series B Global Security R-1”);

(g)	the global security (No. R-2) dated the date hereof registered in the name of Cede & Co. evidencing $50,000,000 principal amount of the Series B Notes (“Series B Global Security R-2”);

(h)	the 1998 Senior Indenture;

(i)	the Nineteenth Supplemental and Amending Indenture;

(j)	the Twenty-Fifth Supplemental Indenture;

(k)	the global security (No. R-2) dated the date hereof registered in the name of Cede & Co. evidencing $200,000,000 principal amount of Series C Notes (“Series C Global Security R-2 and, collectively with Series B Global Security R-1 and Series B Global Security R-2, the “Global Securities”); and

(l)	the Underwriting Agreement.

The documents referred to in clauses (d) through (l) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.” The 2017 Senior Indenture, as supplemented by the First Supplemental Indenture, is referred to as the “2017 Indenture,” the 1998 Senior Indenture, as amended and supplemented by the Nineteenth Supplemental and Amending Indenture and as further supplemented by the Twenty-Fifth Supplemental Indenture, is referred to as the “1998 Indenture,” and the 2017 Indenture and the 1998 Indenture are each referred to as an “Indenture.”

In addition we have examined and relied upon the following:

(i) a certificate from the assistant corporate secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company effective June 23, 2017 authorizing the filing of the Registration Statement and regarding the amount of securities authorized to be issued under the Registration Statement, (C) the resolutions of the Board of Directors of the Company effective December 20, 2011, March 11, 2013 and

September 11, 2017 relating to the issuance and sale of the Series C Notes by the Company, (D) an approval of senior officers of the Company effective September 11, 2017 relating to the issuance and sale of the Series B Senior Notes by the Company, (E) an order of the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) dated August 11, 2016 with respect to the issuance of the Notes by the Company and (F) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the 2017 Senior Indenture, the First Supplemental Indenture, the Global Securities and the Underwriting Agreement on behalf of the Company;

(ii) a certificate dated September 13, 2017 issued by the SCC, attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia and the State of New York.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company as of the date hereof. All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e) Authorization, Execution and Delivery of Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(g) Noncontravention. Neither the issuance of the Notes by the Company or the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company as to the Subject Documents.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Notes or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes as contemplated by the Registration Statement, Prospectus and the Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Subject Documents except for, in the case of the terms of the 2017 Senior Indenture applicable to the Series B Notes, the First Supplemental Indenture and, in the case of the terms of the 1998 Senior Indenture applicable to the Series C Notes, the Nineteenth Supplemental and Amending Indenture and the Twenty-Fifth Supplemental Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Notes.

3. Validity. When (i) the Notes have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Underwriting Agreement and (iii) the Notes have been authenticated in accordance with the provisions of the applicable Indenture, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to the enforceability of any agreement of the Company as may be included in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities or regarding the choice of governing law (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

(d) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

5